Exhibit 12.1

Beluga Composites Corporation

Code of conduct

Basic Principles

         Beluga Corp created this Code of Conduct to govern the business conduct of every director, officer, employee, consultant, agent or other representative of Beluga Corp. By adopting this Code of Conduct, Beluga Corp's Board of Directors and management team intend to demonstrate to Beluga Corp's investors, customers, suppliers and employees that we have carefully considered the requirements of ethical dealing and have put a system in place to ensure that we become aware of and take prompt action against any questionable behaviour.

         Furthermore, by adopting this Code of Conduct, we want to assure our employees that reporting questionable behaviour in good faith is protected and encouraged, and we expect that implementation of this Code will foster an atmosphere of self-awareness and prudent conduct.

         Before you review the specific aspects of the Code of Conduct, you should have a sense of the basic principles underlying this Code.

These principles are:

         1) We will always be truthful.

         2) We will comply with all laws that apply to us.

         3) We will be a good corporate citizen in every country where we do business

         4) We will promote and sustain a work environment that fosters mutual respect, openness and individual integrity.

         5) We will be fair in all aspects of our business

Accuracy of Records

         All Beluga Corp business transactions must be properly authorized and be completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting principles and established Beluga Corp financial policies. You are expected, especially if you have financial reporting responsibilities, to generate and provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Beluga Corp files with, or submits to, the Securities and Exchange Commission and its other public communications. Accordingly, at Beluga Corp, we do not engage in inaccurate, false or misleading record keeping. If you are ever tempted or asked to make a representation that is other than fully accurate, do not do it. This applies in all aspects of our business, even if you believe the inaccuracy would be harmless. No secret or unrecorded funds or other assets will be established for any purpose.

Conflict of Interests and Corporate Opportunities

         You are expected to make or participate in business decisions and actions in the course of your employment or other representation of Beluga Corp based on the best interests of Beluga Corp as a whole, and not based on personal relationships or benefits. Any situation in which an individual receives improper benefits as a result of his or her position with Beluga Corp, or has other duties, responsibilities or obligations that runs counter to his or her duty to Beluga Corp creates a conflict of interests. You are expected to apply sound judgment to avoid conflicts of interests that could negatively affect Beluga Corp and its business.

Some examples of potential conflicts of interest include:

a) direct or indirect ownership interest in suppliers, customers or competitors;

b) accepting gifts from suppliers or customers seeking to do business with Beluga Corp;

c)  working independently as a consultant to a supplier or customer;

d)  contracting with a company owned or managed by a close friend or family member; and

e)  engaging in outside jobs or other business activities involving a company, this is competing with, selling to, or buying from Beluga Corp.

         If you are considering undertaking an activity that may create a conflict of interests, or even the appearance of a conflict of interests, you must seek approval of the activity in advance from the Legal Department.

         In addition, you may not, without the prior approval of the Legal Department, (1) take for yourself personally any opportunities that are discovered through the use of Beluga Corp property, information or position; or (2) use corporate property, information or position for personal gain. You owe a duty to Beluga Corp to advance its legitimate interests when the opportunity to do so arises.

Compliance with Laws

         Every employee, officer and director must comply with the laws and regulatory requirements applicable to Beluga Corp. These include the laws of the United States and every other jurisdiction where we do business. Violations by even one employee may cause great harm to Beluga Corp's reputation, and our ability to conduct operations, and may subject you and/or Beluga Corp to heavy penalties, fines and even jail terms.

         We expect you to be familiar with the basic legal requirements that apply to your duties. For example, sales and marketing managers are expected to know basic antitrust principles, such as the prohibition against price fixing in a market. Human resources employees should be familiar with general employment and equal employment opportunity laws. You can familiarize yourself with the laws and regulations that apply to your work by requesting additional training, reviewing company policies, attending seminars, or meeting with and asking questions of your supervisors or the Beluga Corp Legal Department.

         Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. When you have questions or concerns about the legality of an action, you are responsible for checking with your supervisor and, if necessary, the Legal Department.

Business Gifts

         In certain situations, the exchange of limited, non-cash business gifts may be appropriate. Beluga Corp does not seek, however, to influence the decisions of our customers or suppliers by offering gifts.

         Do not accept a gift related to Beluga Corp business of more than token value. Even if the gift is less than token value, you should only accept it if it is consistent with common business practice. Generally, we discourage the acceptance of any business gift. If you question whether a gift is of token value, report it to your supervisor immediately.

         Certain employees, generally in the sales and marketing areas, may make business gifts of regular Beluga Corp products or promotional items if their respective supervisors authorize them to do so. Generally, these are gifts that bear a Beluga Corp logo or other identification suitable for the promotion of the company.

         With respect to meals and entertainment, you may offer or receive infrequent, reasonable and appropriate meals or simple entertainment, such as tickets to a sporting event (not involving extensive travel or overnight lodging), provided that business is discussed during the meal or event. The guideline for reasonable and appropriate is normal industry practice in your locality, and consistent with local law.

         The U.S. government, and many foreign governments, has strict laws regarding offering business gifts to government employees. These rules are complex, and may change from country to country. Therefore, all gifts, meals, or other services, even if clearly small in significance or expense, to government employees, including members of the U.S. Congress and their staffs, should be approved by the Legal Department before being offered. Company employees, consultants and other representatives should carefully review the Conducting International Business section of this Code of Conduct for further guidance in   this area.

Conducting International Business

         Beluga Corp maintains offices and conducts operations around the world. Many of the countries where we conduct business have laws and regulations that are significantly different from those of the U.S. and Canada.  We are responsible for knowing and complying with these laws. We must also take care to understand and respect the cultures and customs of the people that we work with in these countries.

         Our employees that work in the international arena should be aware of the U.S. Foreign Corrupt Practices Act. The Act prohibits giving anything of value to officials of foreign governments in order to obtain or retain business. Beluga Corp employees, agents, consultants or other representatives are not permitted to engage in bribery, kickbacks, payoffs or other corrupt business practices. Any questions with respect to the Foreign Corrupt Practices Act should be addressed to the Legal Department.

         It is Beluga Corp's policy to fully comply with all applicable U.S. export, customs and trade control and regulations, licensing requirements and other relevant U.S. and international laws. The Beluga Corp Legal Department is available to assist you as the need arises to facilitate compliance with these requirements.

Government Investigations

         Beluga Corp's policy is to cooperate with any appropriate government investigation. If you learn of an inquiry from a government agency, notify the Legal Department immediately. You should keep a record of and report any contact you have with an investigator, whether by telephone, mail, electronic mail or in person.

         In the event of an investigation, please follow these guidelines:

(1)   Never destroy documents or e-mails or other electronic files  in anticipation of a request for those documents from the agency or Beluga Corp investigators

(2)   Never alter any historical Beluga Corp document or file.

(3)   Never make any untrue or misleading statement to a government or company investigator.

(4)   If a government investigator questions you regarding your relationship with Beluga Corp, you have a right to consult with Beluga Corp's legal department before speaking with the investigator or you may wish to obtain your own legal counsel.

Public Statements

         Employees should refrain from making public statements regarding issues or matters relating to the company unless they are expressly authorized to do so. If a member of the media contacts you about an issue related to Beluga Corp, please refer the person to Beluga Corp's Investor Relations Department.

         Officers and directors of Beluga Corp should also be aware of additional SEC requirements relating to the restrictions on disclosures by corporate insiders of material non-public information. Please review Beluga Corp’s Information Disclosure Policy for further information.

Confidential Information

         Beluga Corp considers certain types of information about its products, processes and employees to be confidential, the disclosure of which could significantly harm Beluga Corp's interests. Unauthorized disclosure, use or theft of Beluga Corp's confidential information will be subject to disciplinary and potential legal action. Each employee is responsible for protecting the confidentiality of Beluga Corp's records and information. Access to file rooms must be controlled at all times. Please be sure that while your desk is unattended it is clear of business-related paperwork and all customer-related and other potentially sensitive documents are locked in desks or file cabinets while not in use. Refrain from discussing matters involving Beluga Corp and its customers and business plans except as dictated by business needs.

         Employees, consultants and certain representatives and agents of Beluga Corp are required to enter into Non-Disclosure Agreements with us, and follow the confidentiality provisions of the Beluga Corp Employee Handbook. In addition to the above general restrictions on disclosing information, if you have signed a Non-Disclosure Agreement; the confidentiality provisions of that agreement obligate you. You should carefully review the terms of such agreement to make sure you are in compliance at all times.

         Employees, consultants and certain representatives and agents of Beluga Corp may receive confidential information from our customers, vendors and other third parties. You should respect and protect the confidentiality of this information in addition to protecting Beluga Corp information. Third party information may be subject to an NDA we have entered into with the third party. This information should not be used or copied except as permitted by the third party, and this permission is usually in the form of a written agreement. Unsolicited third party information should be refused or, if inadvertently received, returned unopened to the third party or transferred to the Legal Department for appropriate disposition.

         Directors, officers, employees, consultants or other representatives of Beluga Corp may have access to information that is unavailable to the public. This information may be considered "inside information" under applicable securities laws. Federal securities laws prohibit the use of inside information to make personal investment decisions regarding Beluga Corp stock or the stock of companies with whom we do business. These laws also prohibit informing, or "tipping", anyone outside of Beluga Corp about such information. This prohibition includes discussing any inside information with family or friends. Disclosure or use of such information is a violation of federal law, and a violation of Beluga Corp policy. You should carefully review Beluga Corp's Insider Trading Policy for specific guidelines related to this area.

         If you have any questions regarding whether or not information is confidential or non-public, whether you are authorized to disclose information you have access to, or with respect to any aspect of the Insider Trading Policy, please contact a member of the Beluga board of directors prior to disclosure.

Antitrust Compliance

         Beluga Corp is committed to compliance with all antitrust laws. Every employee is responsible for ensuring that our business in conducted in accordance with these laws. What follows below is a framework for employees to understand what they need to do to comply with these laws, but it is not a summary of these laws. If you believe your conduct may raise antitrust issues, the conduct should be discussed with the Beluga Corp Legal Department in advance, so that problems may be avoided.

         Violating antitrust laws may result in severe penalties to the employee that violates the law, and to the Company. These penalties may include imprisonment for the employee, huge fines for the employee and the Company, and long-term harm to Beluga Corp's reputation. With this much at stake, you can see why it is critical that you understand this policy and its implications on your daily activities at Beluga Corp.

         The antitrust laws fall into several categories:

         Agreements Among Competitors

         Antitrust laws prohibit agreements among competitors to raise, lower or stabilize prices, to limit capacity or output, or to allocate customers. For example, the following are specifically prohibited:

Agreeing with a competitor to fix the prices or other terms of sale of products sold to our customers.

Agreeing with a competitor to restrict the production of a  certain product to reduce the supply of that product in order to drive up prices.

Agreeing with a competitor or potential competitor not to  sell a particular product.

Agreeing with a competitor not to solicit business from one another's customers or to sell only in certain territories.

Agreeing with a competitor to sell only certain types of  products in exchange for a promise that the competitor will sell only in certain territories.

Agreeing with a competitor to sell only certain types of  products in exchange for a promise that the competitor will sell only other types of products.

Agreeing with a competitor not to sell products to a particular customer (this practice is known as a "group boycott").

         Contact with competitors poses serious and sensitive antitrust concerns. If you feel you are or may be faced with a situation similar to those described above, please discuss this issue with a member of the Beluga Corp Legal Department immediately. In addition, you should be extremely careful whenever the occasion for contact with a competitor exists, such as during trade shows or association meetings where competitors may meet. If you do run into a competitor, do not discuss prices, costs, research and development activities, pending bids or current or potential sales territories. Doing so could subject you to criminal and/or civil liability for violating antitrust law, and you may also be violating your duty of confidentiality to Beluga Corp.

         Agreements with Distributors

         Antitrust laws prohibit agreeing with a distributor on the minimum resale price the distributor will charge for products we sell to such distributor.

         Tying

         It may be illegal to tie the sale of one product or service to a customer on condition that the customer purchases a second unrelated product or service, which the customer may not want or can buy elsewhere at a lower price. These "tie-ins" may be illegal if they hurt competition, and may pose problems under the antitrust laws if the products are not also available for sale on a stand-alone basis. If you believe you are marketing products in this way, please consult with the Legal Department.

         Pricing Issues

         In addition to restrictions on "price fixing" with a competitor (discussed above), there are other restrictions on prices that can implicate antitrust laws. "Predatory pricing", or the practice of pricing below cost is problematic under the antitrust laws if the practice is likely to drive other customers out of business and allow the remaining competitor ultimately to raise its prices. Also, "price discrimination," (charging customers different prices for the same product or service absent appropriate justification), may subject the company to liability. The pricing provisions of the antitrust laws are complicated, and any questions should be directed to the Beluga Corp Legal Department.

Political Activities

         Beluga  Corp's policy is to comply with all federal, state and local laws regarding elections and campaign contributions, both in the United States, Canada and abroad. Beluga Corp encourages its employees to get involved in the political process in an appropriate manner, and in a way that reflects their individual beliefs. However, these political activities must take place on the employee's own time, unless the activity is a management-approved activity designed to promote an issue important to Beluga Corp.

         Some specific guidelines for the above include:

Do not allow your status as a Beluga Corp employee to be used in support of a particular candidate or issue without the specific authorization of Beluga Corp's General Counsel.

No employee may pressure another employee to make a  contribution to or otherwise support a political party, candidate or issue.

Corporate funds or assets may not be used to support a particular party, an elected official, or the campaign of a political candidate, except in strict compliance with certain legal limitations.

Beluga Corp's General Counsel should be notified prior to visits with government officials and should clear any written submissions or other contacts with them, such as proposed testimony before a legislative committee or body. It is important that the Legal Department and Investor Relations Department be made aware of such activities in order to coordinate meetings, events and agendas with other ongoing corporate activities in this area.

Duty to Come Forward

         As part of Beluga Corp's commitment to ethical and legal behaviour, all employees, officers and directors are expected to report any actual or apparent violations of law or company policy, including the policies outlined in this Code of Conduct and the future Employee Handbook. We expect you to come forward so that we may appropriately investigate and deal with any allegation. This obligation extends to any instance where you suspect, even if you are uncertain, that a violation may occur, may be occurring or has occurred. You should understand that there will be no retaliation against you for reporting a suspected violation in good faith or participating in an investigation of a suspected violation. Coming forward with a report of your own misconduct will not immunize you from the consequences of your misconduct, but will be considered when determining potential disciplinary action.

         The duty to come forward is an important aspect of our Code of Conduct, because any violation of law or of our policies can have devastating consequences on Beluga Corp and its employees. None of us condones such activities, and therefore, we owe it to each other and to Beluga Corp to come forward if we are aware of a violation. In addition, our management team wants to address these issues directly in order to foster an environment of open communication regarding ethical and legal issues and to make Beluga Corp a secure and enjoyable place to work.

         To that end, you should bring to management's attention any instance in which you are aware of unlawful conduct or conduct that violates a Beluga Corp policy. You should start by reporting to your direct supervisor, but if you wish, you may bring your issue forward by approaching:

        -  a member of the Human Resources Department

         -    a member of our General Counsel

         -    any Executive of the Company

          Our Chairman has made it clear that this area is of such critical importance to him that any employee may approach him directly with respect to these issues.

         If you have issues or concerns regarding Beluga Corp's accounting, internal accounting controls, or auditing matters, you should bring this issue forward to any of the above listed parties. If you prefer, and the issues relate only to accounting, internal accounting controls or auditing matters, you may also submit your issue or concern in this area directly to the Audit Committee of the Beluga Corp Board of Directors. All other issues, questions or concerns, such as those relating to Human Resources, compensation or operational matters should be directed to the appropriate Beluga Corp personnel, as directed above.

Submissions to the Audit Committee (once established) may be made under your name on a confidential basis, or on an anonymous basis. Submissions to the Audit Committee should be mailed to: Beluga Corp Audit Committee, c/o ______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________with the subject line of "Submission to Beluga Corp Audit Committee". Note that e-mails sent from the Beluga Corp company e-mail system will not be treated as confidential or anonymous.

         You should also raise with management any concern you may have that proper procedures are not being followed, even if you are not certain whether legal or ethical standards are being violated. You should also let management know if you believe adequate resources or training are not being provided so as to enable employees to comply with legal standards or regulations. Please raise issues promptly so that management can deal with them at an early stage.

         Every inquiry and complaint made by an employee will be taken seriously. Each will be fully investigated on the merits, and the employee may be provided information about the resolution of the issue to the extent permitted to demonstrate to the employee that the complaint or issue has been addressed.

Discipline

         If Beluga Corp determines that a violation of law has occurred, we may be obligated to report the violation to the appropriate law enforcement agency. If a violation of law or of a company policy has occurred, we may take one or more of the following actions, generally progressing as required by the severity of the violation or the number of occurrences:

         1.   Counseling and/or coaching of the violating party;

         2.   Verbal warning;

         3.   Written warning(s);

         4.   Suspension of employment with or without pay; and/or

         5.   Termination

         Written warnings will remain in the employee's personnel file for 12 months from the date of the last warning. Thus, written occurrence warnings given in the current calendar year will carry into the following year, and will be considered if further disciplinary action is warranted, up to and including termination.

         In some instances, the employee's conduct may show a complete lack of respect for rules, requiring Beluga Corp to advance the level of discipline to the step it deems appropriate, up to and including immediate termination. Also, in certain situations where, in the opinion of Beluga Corp, an employee's misconduct is serious, immediate termination may result. The Company reserves the right to skip, advance or repeat any level of discipline it deems appropriate. Further, the Company reserves the right to terminate employees at any time with or without cause or notice and with or without prior discipline.

CERTIFICATION

I, Mr. Dean Panofsky, Chief Executive Officer of Beluga Composites Corporation, certify that:

1.	I have reviewed this registration statement on Form 10-SB of Beluga Composites Corp.;

2.

Based on my knowledge, this registration statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this registration statement;

3.

Based on my knowledge, the financial statements, and other financial information included in this registration statement, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this registration statement;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a)

designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this registration statement is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this registration statement (the “Evaluation Date”); and

c)	presented in this registration statement our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)

all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.

The registrant’s other certifying officer(s) and I have indicated in this registration statement whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:	January 17th, 2006	//Dean Panofsky
Chief Executive Officer

CERTIFICATION

I,   Mr. Dean Panofsky, Acting Chief Financial Officer of Beluga Composites Corp., certify that:

1.	I have reviewed this registration statement on Form 10-SB of Beluga Composites Corp.;

2.

Based on my knowledge, this registration statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this registration statement;

3.

Based on my knowledge, the financial statements, and other financial information included in this registration statement, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this registration statement;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a)

designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this registration statement is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this registration statement (the “Evaluation Date”); and

c)	presented in this registration statement our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)

all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.

The registrant’s other certifying officer(s) and I have indicated in this registration statement whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:	January 17th, 2006	/ Dean Panofsky
Acting Chief Financial Officer

SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Beluga Composites Corp.
(Registrant)
Date:	January 17, 2006		/S/ Dean Panofsky
		By:	(Signature)
Dean Panofsky, President